Exhibit 10.1

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC. DIRECTOR AGREEMENT

This Board of the Directors Agreement (this “Agreement”), dated as of [●] (“Effective Date”) is between Rain Enhancement Technologies Holdco, Inc., a corporation organized under the laws of Massachusetts, (“RETH” or the “Company”) and [●], an individual (“Director”).

BACKGROUND

RETH desires to have the benefit of the Director’s knowledge and experience, and the Director desires to provide services to RETH as provided in this Agreement. Additionally, as of the Effective Date, the Company and the Director shall enter into a separate Indemnity Agreement to the benefit of the Director (the “Indemnity Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, RETH and the Director hereby agree as follows:

1. Term. This Agreement shall be for an initial period of [●] ([●]) years from the Effective Date and shall continue thereafter for as long as the Director is elected as a member of the Board of the Directors of the Company (the “Board”) or as otherwise terminated pursuant to this Agreement.

2. Position and Responsibilities.

(a)  Position. The Company hereby retains the Director to serve as a member of the Board as well as any committees of the Board, as elected by the Board from time to time. the Director shall perform such duties and responsibilities as are normally related to such position in accordance with the Company’s bylaws, as amended, the Massachusetts Business Corporation Act (“MBCA”), and applicable law (the “Services”), and the Director hereby agrees to use his or her best efforts to provide the Services. The Director shall not allow any other person or entity to perform any of the Services for or instead of the Director. The Director shall comply with the statutes, rules, regulations and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and the Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b) Other Activities. The Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate the Director’s obligations under this Agreement or the Director’s fiduciary obligations to the shareholders. Except as disclosed in writing by the Director to the Company, the Director represents that, to the best of his or her knowledge, the Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and the Director agrees to use his or her best efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board of the Directors. If, at any time, the Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, the Director will promptly notify the Chief Executive Officer or the Board of the Directors of such obligation, prior to making such disclosure or taking such action.

(c) No Conflict. the Director is not currently engaging in any activity that creates an actual conflict of interest with the Company, regardless of whether such activity is prohibited by the Company’s conflict of interest guidelines or this Agreement, and the Director agrees to notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.

3. Compensation and Benefits.

(a) Cash Compensation. Subject to the approval by the Company’s board of directors and compensation committee, the Director shall receive a cash payment of $[●] promptly after the Director’s attendance at each quarterly meeting of the board of directors, for a total annual payment of $[●].

(b) Director’s Equity Grant. At the beginning of each year of service and subject to the approval by the Company’s board of directors and compensation committee, the Director shall receive a grant of Restricted Stock (the “Grant”) for the number of shares of Class A Common Stock of the Company determined by dividing $[●] by the closing price of the Class A Common Stock on the date of the grant. The Grant shall vest 100% on the date one year from the date of the Grant, subject to acceleration under the terms of the Grant award or the Company’s 2024 Incentive Award Plan.

(c) Expenses. The Company shall reimburse the Director for all reasonable business expenses incurred in the performance of his or her duties hereunder in accordance with the Company’s expense reimbursement guidelines.

(d) Records. the Director shall have access to the books and records of the Company, as necessary to enable the Director to fulfill his or her obligations as a Director of the Company as required by Massachusetts law. The Director shall give the Company reasonable notice for any inspection of books and records that the Director requests.

(e) Insurance. The Company shall at all times during the term of this Agreement maintain industry standard directors’ and officers’ liability insurance from a reputable insurance company which shall cover all members of the Board.

4. Termination.

(a) Right to Terminate. At any time, the Director may be removed as a director (i) as provided in the Company’s Articles of Organization, as amended, bylaws, as amended, and applicable law or (ii) immediately for Cause. At any time, the Director may resign as a director as provided in the Company’s Articles of Organization, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of the Company, neither the Director nor the Company shall be required to provide any advance notice or any reason or cause for termination of the Director, except as provided in the Company’s Articles of Organization, as amended, bylaws, as amended, and applicable law. For purposes of this Agreement, Cause means: (A) any action which might be reasonably considered to be immoral, deceptive, scandalous, or obscene, (B) any action which could reasonably injure, tarnish, damage or otherwise negatively affect the reputation of the Company, (C) commission at any time of any act or omission that results in a conviction or plea of no contest for any felony or crime involving moral turpitude, (D) commission at any time of any act of fraud, embezzlement, willful misappropriation of material Company property, or willful and material misconduct, or (E) any violation of the Director’s a duty of loyalty, or a material violation of this Agreement.

(b) Effect of Termination as the Director. Upon a termination of the Director’s status as a Director, this Agreement shall terminate. the Company shall pay to the Director all compensation and benefits to which the Director is entitled up through the date of termination.

5. Nondisclosure Obligations. The Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to the Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by the Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of the Company, and other third parties, learned by the Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of the Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of the Director’s general knowledge prior to his or her relationship with the Company; or (iii) the information is disclosed to the Director without restriction by a third party who rightfully possesses the information and did not learn of it from the Company.

6. Non-Disparagement. The Director agrees she shall not knowingly disparage the Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. The Company agrees it shall instruct its officers, directors, employees and agents not to knowingly disparage the Director in any manner that could be harmful to his or her business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete and made in good faith in required response to a legal right, legal process or governmental inquiry. Nothing in this Agreement is intended to limit in any way the Director’s right or ability to file a claim with the Securities and Exchange Commission (the “SEC”) or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating a claim, issuing a determination, filing a lawsuit in Federal or state court in their own name, or taking any other action authorized under these statutes. The Director retains the right to participate in such any action The Director retains the right to communicate with the SEC and comparable state or local agencies and such communication can be initiated by the Director or in response to the government and is not limited by any non-disparagement obligation under this Agreement.

7. Dispute Resolution. The parties agree that any dispute between the Director (and his or her attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, employees, members, agents, successors, attorneys, and assigns) relating to the Services or the termination of those Services shall be attempted to be resolved amicably, and if not possible, then through mediation and later through arbitration.

8. Cooperation. During the term of this Agreement and subsequent to termination of this Agreement, the Director agrees that, upon written request of the Company, she will make himself or herself reasonably available, taking into account his or her other business and personal commitments, to cooperate with the Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority as any such investigation or review relates to events or occurrences that transpired while the Director was on the Board and in respect of which the Director has knowledge (collectively, “Cooperation”).

9. Entire Agreement. This Agreement and the Indemnity Agreement are intended to be the final, complete, and exclusive statement of the terms of the Director’s relationship solely with respect to his or her position as a Board with the Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to the Director’s relationship with the Company, except for the Indemnification Agreement and Option Agreement.

10. Amendments; Waivers. This Agreement may not be amended except by a writing signed by the Director and by a duly authorized representative of the Company other than the Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

11. Assignment. The Director agrees that the Director will not assign any rights or obligations under this Agreement, with the exception of the Director’s ability to assign rights with respect to the Securities. Nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of all or substantially all of its assets.

12. Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to its conflicts of laws principles.

14. Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

15. Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement will legally bind both the Company and the Director. This Agreement will be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns. To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

16. Director Acknowledgment. The Director acknowledges the Director has had the opportunity to consult legal counsel concerning this Agreement, that the Director has read and understands the Agreement, that the Director is fully aware of its legal effect, and that the Director has entered into it freely based on his or her own judgment and not on any representations or promises other than those contained in this Agreement.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, this Board of the Directors Agreement is executed as of the date first referenced above.

RAIN ENHANCEMENT TECHNOLOGIES HOLDCO, INC

By:
Name:	Randy Seidl
Title:	Chief Executive Officer

DIRECTOR:

By:
Name:

cc: Harry You, Chairman